Exhibit 10.4

TCF FINANCIAL CORPORATION
___________

<NAME>
<###> Units

RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO
STOCK INCENTIVE PLAN OF 2019
Time-Based Restricted Stock Units
_________________________
This Time-Based Restricted Stock Unit Agreement (this “Agreement”) is made as of [GRANT DATE] (“Grant Date”), between TCF FINANCIAL CORPORATION, a Michigan corporation (the “Corporation”), and the Grantee named above (“Grantee”).
The Corporation’s Stock Incentive Plan of 2019 (the “Plan”) is administered by the Compensation and Pension Committee of the Corporation’s Board of Directors (“Committee”). The Committee has determined that Grantee is eligible to participate in the Plan and has awarded time-based restricted stock units (“TRSUs”) to Grantee, subject to the terms and conditions set forth in this Agreement and the Plan.
Grantee acknowledges receipt of a copy of the Plan and the Information Statement and accepts this TRSU award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.
1.Award. The Corporation hereby awards to Grantee <###> TRSUs, subject to the restrictions imposed under this Agreement and the Plan. Each TRSU is initially equal to one share of the Corporation’s common stock, $1.00 par value (“Common Stock”), and is convertible into one share of Common Stock, subject to vesting as set forth below.

2.Transferability. Until the TRSUs vest in accordance with this Agreement and shares of Common Stock are delivered in settlement thereof, interests in TRSUs under this Agreement are generally not transferable by Grantee, except by will or according to the laws of descent and distribution. All rights with respect to the TRSUs granted hereunder are exercisable during Grantee’s lifetime only by Grantee, Grantee’s guardian or legal representative.

3.Vesting. Except as otherwise provided in this Agreement, TRSUs granted hereunder shall vest based on Grantee’s continued employment with the Corporation or its Subsidiaries and the vesting schedule attached as Exhibit A. The periods during which TRSUs are unvested are “Restricted Period(s).” The Restricted Period(s) shall lapse upon the date or dates identified in Exhibit A. TRSUs are unvested under the Plan and this Agreement until the end of the applicable Restricted Period. Unless specified otherwise below, TRSUs shall be settled as soon as administratively feasible within seven days following satisfaction of the applicable vesting date and any Release requirements as set forth below.

4.Termination of Employment. If, during the Restricted Period, Grantee’s employment with the Corporation or any of its Subsidiaries is terminated by the Corporation without Cause, or if Grantee terminates employment for a Modified Good Reason (as defined below) or due to death, or Disability, then following Grantee’s execution of a mutually acceptable release of claims (“Release”) that becomes enforceable within 60 days following Grantee’s employment termination date, with all revocation periods then having lapsed, the remaining restrictions on Grantee’s unvested TRSUs shall lapse and such award shall 100% vest and be convertible into shares of Common Stock, which shall be settled within seven days following the expiration of all revocation periods (and carried over to the second calendar year if the 60-day period spans two calendar years), subject to any required delay pursuant to Section 14 below. If Grantee terminates employment on or after attainment of age 55 with 10 years of service, having submitted written notice to the Corporation of his or her intended Retirement date at least one year in advance of such Retirement, then following such employment termination and satisfaction of the Release requirements and expiration of the associated revocation periods described above, the remaining restrictions on Grantee’s unvested TRSUs shall lapse and such award shall 100% vest and be convertible into Common Stock which shall be settled within seven days following the expiration of all revocation periods (and carried over to the second calendar year if the 60-day period spans two calendar years), subject to any required delay pursuant to Section 14 below. If Grantee does not provide the Corporation with written notice one year in advance of his or her intended Retirement date, then all TRSUs still subject to restrictions on Grantee’s Retirement date automatically shall be forfeited. Except to the extent provided herein, any unvested TRSUs shall be forfeited upon Grantee’s employment termination by the Corporation for Cause, or upon Grantee’s voluntary termination of employment. For purposes of this Agreement, “Modified Good Reason” means the occurrence of any of the following events without the written consent of Grantee: (a) any material reduction in Grantee’s Base Salary, as it may be adjusted from time to time, without a corresponding reduction in the base salaries of the other executives of the Corporation, or (b) any requirement by the Corporation (without Grantee’s consent) that Grantee be principally based at any office or location more than sixty (60) miles from Grantee’s principal work location as of the Grant Date. If Grantee fails to give the Corporation written notice of the Grantee’s intention to terminate employment with the Corporation because of a Modified Good Reason event within ninety (90) days following Grantee’s first knowledge of any Modified Good Reason event and a period of sixty (60) days in which the Corporation may remedy the event alleged to constitute a Modified Good Reason, and if Grantee has not Separated from Service within thirty (30) days following expiration of the Corporation’s cure period, the event shall not constitute a Modified Good Reason, and the Grantee shall have no right to terminate employment for a Modified Good Reason as a result of such event.

5.Employment by the Corporation. The award of TRSUs under this Agreement shall not impose upon the Corporation or any Subsidiary any obligation to retain Grantee in its employment for any given period or upon any specific terms of employment. The Corporation or any Subsidiary may at any time dismiss Grantee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Grantee.

6.Shareholder Rights. In addition, Grantee shall receive a number of TRSUs equal to the number of shares of Common Stock (including fractions of a share) with a Market Value equal to the amount of any cash dividends that would have been payable to a shareholder owning the number of shares of Common Stock represented by TRSUs subject to this Agreement on each dividend payment date (“Dividend Equivalents”). Any Dividend Equivalents, non-cash dividends or distributions paid with respect to shares of Common Stock subject to unvested TRSUs shall be subject to the same restrictions and vesting schedule as the shares subject to the TRSU to which such Dividend Equivalents, dividends or distributions relate. Grantee shall have no voting rights with respect to shares of Common Stock underlying TRSUs, unless and until such shares of Common Stock are reflected as issued and outstanding on the Corporation’s stock ledger.

7.Legal Compliance. The Corporation shall not be obligated to issue any shares to Grantee, if such issuance would violate any law, order or regulation of any governmental authority.

8.Acknowledgments. Grantee acknowledges that he or she has been furnished with, and has read, the Plan. Grantee agrees not to resell or distribute the shares of Common Stock received upon vesting and settlement of Grantee’s TRSUs in compliance with such conditions as the Corporation may reasonably require, to ensure compliance with federal and state securities laws and other Corporation policies, including stock ownership guidelines, if applicable.

9.Withholding. The Corporation or one of its Subsidiaries shall be entitled to (a) withhold and deduct from Grantee’s future wages (or from other amounts that may be due and owing to Grantee from the Corporation or a Subsidiary), or make other arrangements for the collection of all legally required amounts necessary to satisfy any and all federal, state, and local income and employment tax withholding requirements attributable to the TRSUs awarded hereunder, including, without limitation, the award of, vesting of, payments of dividends with respect to, or settlement with respect to, the TRSUs; or (b) require Grantee promptly to remit the amount of such withholding to the Corporation or a Subsidiary before delivering shares of Common Stock in settlement of the vested TRSUs. The applicable withholding requirements shall be satisfied by withholding shares of Common Stock from the shares otherwise deliverable in settlement of the vested TRSUs, unless Grantee elects to satisfy the applicable withholding requirements in cash or by using a cash equivalent.

10.Effective Date. This award of TRSUs shall be effective as of the date first set forth above.

11.Change in Control.

11.1    Definition. For purposes of this Agreement, “Change in Control” shall be limited to the Corporation and defined as the occurrence of any of the following events: (a) a person or persons acting as a group, acquires (or has acquired during the 12-month period ending on the last acquisition) stock of the Corporation that together with stock held by such person or group constitutes more than 40% of the total voting power of the Corporation’s stock; (b) the consummation of a merger or consolidation of the Corporation with any other corporation, if such merger or consolidation results in the outstanding voting securities of the Corporation immediately prior thereto representing 60% or less of the total outstanding voting securities of the surviving entity immediately after such merger or consolidation; (c) a majority of the members of the Corporation’s Board of Directors (“Board”) are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election; or (d) the acquisition, by a person or persons acting as a group, of the Corporation’s assets that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Corporation’s assets in a single transaction or within a 12-month period ending with the most recent acquisition. For purposes of this Section 11.1, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No trust department or designated beneficiary or other trustee of such trust department of the Corporation or a Subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of subparagraph (a) hereof. Further, no profit sharing, employee stock ownership, employee stock purchase and savings, employee pension or other employee benefit plan of the Corporation or any of its Subsidiaries, and no trustee of any such plans in its capacity as such trustee, shall be treated as a person or group within the meaning of subparagraph (a) hereof. For avoidance of doubt, the merger of TCF Financial Corporation, a Delaware corporation (“Legacy TCF”), with and into the Corporation (formerly Chemical Financial Corporation) pursuant to the Agreement and Plan of Merger by and between the Corporation and Legacy TCF dated as of January 27, 2019 shall not constitute and shall be deemed not to constitute a Change in Control under this Agreement.

11.2    Treatment upon a Change in Control. Notwithstanding anything contained in Section 8 of the Plan, following a Change in Control, all TRSUs granted to Grantee under this Agreement and outstanding at the time of the Change in Control and which have not previously vested shall be administered as set forth herein. If the Corporation is not the surviving entity, all unvested TRSUs shall be converted into TRSUs of the surviving entity’s common stock at the applicable exchange ratio on the date of the Change in Control (or shall be otherwise adjusted as contemplated by Section 4.4(b) of the Plan) in a manner approved by the Committee or the Board. The TRSUs shall continue to vest under the vesting schedule in effect immediately prior to the Change in Control. If, on or within the two-year period following the effective date of the Change in Control, Grantee’s employment is involuntarily terminated without Cause or Grantee terminates employment for Good Reason, any unvested TRSUs granted hereunder automatically shall 100% vest and be converted into shares of Common Stock (or the common stock of the surviving entity, as applicable), subject to compliance with the Release requirement set forth in Section 4 above, with settlement to occur within seven days following the expiration of all revocation periods (and carried over to the second calendar year if the 60-day period spans two calendar years), subject to any required delay pursuant to Section 14 below. Following a Change in Control, Grantee’s rights upon Retirement, death and Disability as set forth in Section 4 shall apply with respect to all unvested TRSUs granted hereunder.

12.Definitions. Capitalized terms not defined herein shall be defined as in the Plan or in Grantee’s Individual Agreement (as defined in the Plan). To the extent any capitalized term not defined herein is defined in both the Plan and Grantee’s Individual Agreement, the definition set forth in Grantee’s Individual Agreement shall control.

13.Amendment. This Agreement shall not be modified except in a writing executed by the parties hereto.

14.Section 409A of the Code. This Agreement and the TRSUs granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom, and, with respect to TRSUs that constitute deferred compensation subject to Section 409A of the Code, the Plan and this Agreement as well as any Individual Agreement shall be interpreted and administered in all respects in accordance with Section 409A of the Code (including with respect to the application of any defined terms to TRSUs that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A of the Code to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code). Each payment (including the delivery of shares of Common Stock) under the TRSUs that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code and, to the extent to be made or delivered upon a termination of employment may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Grantee pursuant to Section 409A of the Code. In no event may Grantee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if Grantee is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation as in effect on the date of Grantee’s separation from service), TRSUs that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be deliverable by reason of Grantee’s separation from service during the six-month period immediately following such separation from service shall instead be provided on the earlier to occur of: (a) the date that is six months and one day after Grantee’s separation from service; or (b) the date of Grantee’s death.

15.Agreement Controls. The Plan is incorporated in this Agreement by reference. In the event of any conflict between the terms of this Agreement, an Individual Agreement and/or the terms of the Plan, the provisions of this Agreement, or, to the extent more favorable to the Grantee, the Individual Agreement shall control; provided, however, that notwithstanding anything in this Agreement to the contrary, any provisions of this Agreement relating to the timing of settlement or payment in respect of the TRSUs shall control in the event of any conflict between this Agreement, the Plan, any Prior Plan and the award agreements thereunder, and any Individual Agreement.

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[Signatures on Next Page]

This TRSU grant has been issued by the Corporation by authority of its Compensation and Pension Committee.

TCF FINANCIAL CORPORATION,
Corporation

_____________________________________
By: Craig R. Dahl
Its: President & CEO

_____________________________________
Grantee
Name:

EXHIBIT A
Subject to the provisions of this Agreement and the Plan, the above awarded TRSUs shall become vested and non-forfeitable in accordance with the vesting terms set forth below, provided that Grantee is employed by the Corporation or any of its Subsidiaries on the applicable vesting date(s):

(i)	50% of the total number of TRSUs granted under this Agreement shall vest on each of the first and second anniversary of the Grant Date.

(i)	Any fractional number of TRSUs resulting from the application of the foregoing vesting schedule may be rounded to the nearest whole number of shares.